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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K

                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                  Date of Report (Date of earliest event reported):
                                 December 1, 1999



                                   ENSTAR INC.
                                   -----------
               (Exact name of registrant as specified in its charter)


                Minnesota                                  41-1831611
                ---------                                  ----------
     (State of other jurisdiction of                     (I.R.S. Employer
      incorporation or organization)                    Identification No.)


                  7450 Flying Cloud Drive, Eden Prairie, MN  55344
                  ------------------------------------------------
                      (Address of prinicpal executive office)


      Registrant's telephone number, including area code:  (612) 941-3200
                                                           --------------



















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Item 1. Change in Control of Registrant

     On December 1, 1999 (the "Effective Date"), ENStar Inc., a Minnesota corporation (the "Company"), consummated a merger (the "Merger") with ENStar Acquisition, Inc., pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated August 13, 1999, among the Company, ENStar Acquisition, Inc., a Minnesota corporation wholly owned by two limited partnerships and a trust controlled by James H. and Jeffrey J. Michael (the "Acquisition Co."), James H. and Jeffrey J. Michael and the two limited partnerships and the trust controlled by them (together, the "Michael Family"). The Merger was approved by the Company's shareholders at a meeting held on December 1, 1999. The Merger became effective on December 1, 1999 after the filing of the Articles of Merger with the Secretary of State of the State of Minnesota. As a result of the Merger, the Acquisition Co. was merged with and into the Company, with the Company as the surviving corporation (the "Surviving Corporation"), and each share of common stock of the Company outstanding immediately prior to the Merger and not owned or controlled by the Michael Family was converted into the right to receive $12.50 in cash. In addition, holders, other than members of the Michael Family, of options to acquire shares of common stock of the Company became entitled to receive a cash settlement, net of withholding taxes, equal to the excess of $12.50 over the exercise price of such options (together with the cash payment for common stock of the Company, the "Merger Consideration").

     Following the Merger, the Michael Family owns 100% of the Company and will have complete control over the management and conduct of the Company's business, all income generated by the Company and any future increase in the Company's value. Similarly, the Michael Family will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

     The amount of funds required to (1) fund the payment of the Merger Consideration; and (2) pay the fees and expenses in connection with the Merger is estimated to be approximately $15 million. Approximately $13.1 million of these funds are financed by a revolving credit facility and term loan agreement and the remainder of the funds are financed by the Company's existing cash balances.

     The Revolving Credit and Term Loan Agreement dated as of November 29, 1999, ("Revolving Credit and Term Loan Agreement") among 3J2R Limited Partnership, 4J2R1C Limited Partnership, Jeffrey J. Michael, as Trustee of the Michael Acquisition Corporation Trust and National City Bank of Minneapolis details the terms under which National City Bank agrees to provide the Michael Family a revolving loan of up to $8.0 million and a term loan of $6.0 million, the proceeds of which will then be loaned by the Michael Family to the Acquisition Co. The revolving loan has a term of three years, bearing interest at a variable rate equal to 1.5% in excess of the London inter-bank offered rate (LIBOR), and calls for monthly payments of interest only with a single principal payment at maturity. The term loan to the Michael Family has a term of five years, bearing interest at a variable rate equal to 1.75% in excess of LIBOR, and calls for monthly payments of interest with five equal annual installments of principal payments. Both loans are secured by a pledge of investment grade marketable securities.


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     The Agreement among ENStar Acquisition, Inc., Jeffrey J. Michael, James
H. Michael, 4J2R1C Limited Partnership, 3J2R Limited Partnership and Jeffrey
J. Michael, as trustee of the Michael Acquisition Corporation Trust ("Loan Agreement") details the terms upon which the Michael Family will loan the Acquisition Co. the necessary capital to finance the Merger. This Loan Agreement carries substantially the same terms as the Revolving Credit and Term Loan Agreement except that the variable interest rates on the revolving loan and the term loan will be 1.75% and 2.0% in excess of LIBOR, respectively, and the loans will be secured by the Acquisition Co. granting a security interest in all its assets in favor of the Michael Family. Acquisition Co.'s obligations under the Loan Agreement became an obligation of the Surviving Corporation upon consummation of the Merger.

     As of the Effective Date, the officers of the Company became the officers of the Surviving Corporation and Jeffrey J. Michael, the sole director of the Acquisition Co. became the initial director of the Surviving Corporation. James H. Michael also became a director of the Surviving Corporation.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c)  EXHIBITS

              99.1 Press Release of ENStar Inc. dated December 1, 1999, announcing completion of going-private transaction.





























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                               SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  December 6, 1999                 ENSTAR INC.
                                         (Registrant)


                                         By  /s/ Peter E. Flynn
                                             -------------------
                                             Peter E. Flynn
                                             Executive Vice President








































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                                EXHIBIT INDEX

EXHIBIT     DESCRIPTION OF DOCUMENT

  99.1 Press Release of ENStar Inc. dated December 1, 1999 announcing completion of going-private transaction.